Proof of Payment
                 Investment Company Blanket Bond

                        Foresight Funds, Inc.
                        1634 Pebble CHase Dr.
                           Katy, TX 77450


Check number 253 for $371 was written and mailed on December 24, 2009 to Hagedorn & Company to pay for the Foresight Funds' Policy No.
6214286 that is now effective from 12/31/2009 to 12/31/2010. This
Bond was issued by the National Union Fire Insurance Company.


/s/ Michael M. Bissell
----------------------
Michael M. Bissell
President and Chairman of the Board